Exhibit 10.76

UNITED AIR LINES, INC.

MANAGEMENT CASH MATCH PROGRAM

Effective April 1, 2010

As part of the overall awards package for management, the Company offers the United Air Lines, Inc. Cash Match Program (the “Program”). The purpose of the Program is to pay matching contributions to eligible employees in cash where, as a result of IRS limits, such matching contributions can not be made to the United Airlines Management and Administrative 401(k) Plan (the “401(k) Plan”). This document sets forth the terms of the Program effective April 1, 2010. Please read it carefully and retain it for your records.

Eligibility

You are eligible for the Program if:

1.      You are a Management Employee of the Company who, on or after April 1, 2010, is a participant in the 401(k) Plan; and

2.      Your income for the applicable calendar year exceeds the limit specified in Section 401(a)(17) of the Internal Revenue Code ($245,000 in 2010).

For purposes of this Program, the term “Management Employee” has the same meaning as defined in the 401(k) Plan. This means that all other employee groups participating in the 401(k) Plan, including all union-represented employees, are excluded from the Program.

Cash Match

As an eligible Management Employee you are eligible for an annual lump sum Cash Match payment as follows:

1.      You must contribute the “Maximum Deferral Amount” to the 401(k) Plan permitted under Section 402(g) of the Internal Revenue Code for the applicable calendar year ($16,500 in 2010). For purposes of the Program, Maximum Deferral Amount only includes amounts deferred on earnings while a Management Employee.

2.      If you contribute the Maximum Deferral Amount, then your Cash Match payment is determined by subtracting the 401(a)(17) dollar amount ($245,000 in 2010) from your total eligible “Earnings” as defined under the 401(k) Plan. The result is then multiplied by 4% to determine the amount of your Cash Match payment. For purposes of the Program, Earnings only includes amounts earned while a Management Employee.

For example, assume that your 2010 Earnings were $300,000 and that you made the full $16,500 contribution to the 401(k) Plan. $300,000 minus $245,000 is $55,000. $55,000 times 4% is $2,200. Thus, you would receive a lump sum Cash Match payment of $2,200.

Additional Rules

1.      The annual Cash Match payment is made to all eligible Management Employees no later than March 15th of the year following the calendar year earned. You do not have the option to accelerate or defer payment of the Cash Match, and it is taxable in the year paid.

2.      Please note that if you are eligible to make Catch-up Contributions to the 401(k) Plan, you are not required to make such contributions in order to be eligible for the Cash Match under this Program.

UNITED AIR LINES, INC.

MANAGEMENT CASH MATCH PROGRAM

Effective January 1, 2008

3.      If you cease employment during the calendar year (other than termination for cause), you are eligible for the annual Cash Match payment based upon your actual Earnings for the calendar year, and your payment will be made at the same time that other Management Employees receive their payments. If you are terminated for cause, you are not eligible for the annual Cash Match payment. You are considered to be terminated for cause for purposes of this Program if you are determined to be ineligible for severance benefits due to termination for cause under the applicable severance plan in which you participate.

4.      As described above, you must contribute the Maximum Deferral Amount to the 401(k) Plan. This means that if, in the year you become a Management Employee, you cannot contribute the Maximum Deferral Amount to the 401(k) Plan because you made contributions to another employer’s plan or another plan sponsored by the Company, you are not eligible for a Cash Match payment for that calendar year. Similarly, if you are a Management Employee and transfer to another employee group, you are not eligible for a Cash Match payment if you did not contribute the Maximum Deferral Amount to the 401(k) Plan prior to your transfer to a non-management position.

5.      As described above, your Earnings while a Management Employee must exceed the 401(a)(17) dollar limit. This means that if you transfer from another employee group to become a Management Employee, calculation of whether you are entitled to a Cash Match payment in the year of transfer only takes into account Earnings after your transfer to Management Employee status. Similarly, if you transfer from a Management Employee position to another employee group, calculation of whether you are entitled to a Cash Match payment in the year of transfer only takes into account Earnings prior to your transfer from Management Employee status. Similarly, pay you received from a prior employer in the year you are hired does not count towards your Earnings.

6.      No interest accrues between the time the Cash Match payment is earned and the time it is paid by the Company.

7.      Cash Match payments count as Earnings under the 401(k) Plan for purposes of calculating your Section 415 limitation (the maximum amount that can be contributed per plan year) but not for any other purposes.

How to Request Payment	It is not necessary to file a claim in order to receive the annual cash match payment. The Company has the sole discretion to determine whether any amount is payable under the terms of the Program, and the Company’s determination is final. If you believe that the Company has failed to pay you an amount owed under the Program (or miscalculated your payment), please contact Rob Puryear, Managing Director – Benefits Strategy with an explanation.

UNITED AIR LINES, INC.

MANAGEMENT CASH MATCH PROGRAM

Effective January 1, 2008

409A Compliance	The Program is intended to be exempt from the provisions of Section 409A of the Internal Revenue Code applicable to deferred compensation. However, in the event the Program is not exempt, all provisions of the Program are to be construed and interpreted in a manner consistent with Section 409A. In certain cases, it may be necessary to modify the timing of payment of the cash match, or otherwise modify the administration of the Program, to comply with Section 409A. Notwithstanding herein to the contrary, you are solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with amounts payable pursuant to the Program (including any taxes arising under Section 409A of the Code), and the Company will not have any obligation to indemnify or otherwise hold you harmless from any or all of such taxes.

Amendment and Termination	The Company reserves the right to amend, modify or terminate the Program at any time and for any reason.

Not a Contract of Employment	This Program does not create a contract of employment between you and the Company, nor does the Program restrict in any way the rights of the Company (subject to any written employment contract you may have with the Company) to terminate your employment at any time and for any reason.

Governing Law	This Program is a Company policy and is not an employee benefit plan governed by the Employee Retirement Income Security Act of 1974 (ERISA). This Program shall be governed by the laws of the State of Illinois.

Company	The term “Company” as used herein means United Air Lines, Inc.

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